Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Registration Statement No. 333-176105 on Form S-3 and in Registration No’s. 333-63637, 333-72134, 333-72296, 333-130773, 333-130774, 333-189310 and 333-192941 on Form S-8 of Synergetics USA, Inc. and Subsidiaries (the “Company”) of our report dated October 14, 2014, with respect to the consolidated financial statements of the Company as of July 31, 2014, and 2013, and for each of the three fiscal years in the period ended July 31, 2014, and to our report dated October 14, 2014 on the effectiveness of the Company’s internal control over financial reporting as of July 31, 2014 included in this Annual Report on Form 10-K for the year ended July 31, 2014.
/s/UHY LLP
St. Louis, Missouri
October 14, 2014